EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Michael W. Rogers	Brooke D. Wagner
Exec. VP and Chief Financial Officer	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS ANNOUNCES FISCAL 2005

YEAR END AND FOURTH QUARTER RESULTS

Company Acquires Rights to Delatestryl®

Company Finalizes NDA Submission Plans for NEBIDO®

LEXINGTON, MA, December 13, 2005 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the fiscal year and the three-month period ended September 30, 2005.

The Company reported a consolidated net loss of $53.2 million or $1.13 per share for fiscal 2005, compared to a consolidated net loss of $68.2 million or $1.43 per share for fiscal 2004. For the three-month period ended September 30, 2005, the Company reported a consolidated net loss of $12.6 million or $0.27 per share, compared to a consolidated net loss of $27.9 million or $0.58 per share for the three-month period ended September 30, 2004.

At September 30, 2005, the Company had consolidated cash, cash equivalents and marketable securities totaling approximately $101.2 million.

“Fiscal 2005 was a year of significant accomplishment for Indevus,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “During the year, we have delivered on multiple elements of our strategy. We have had significant development activity on each of the products in our pipeline and have added two products that fit very well into our urology, gynecology and men’s health franchise. We now have six products within our core focus area that are either on the market or in development.”

“In fiscal 2005, SANCTURA®, our first marketed product in urology, had approximately 300,000 prescriptions written for patients suffering from overactive bladder and sales to pharmacies in the fiscal year totaled $23 million,” said Dr. Cooper. “Despite extensive competition from large pharmaceutical companies, SANCTURA has achieved an important position among key prescribers.”

“The pipeline is very robust with three products at the Phase III stage as well as one Phase II product and two earlier stage products. Moving into 2006, we look forward to building on our accomplishments and continuing the development of the products currently in our pipeline while identifying new opportunities to acquire and in-license candidates that fit our core area,” continued Dr. Cooper.

“One of the most significant events of 2005 was the in-licensing of U.S. rights to NEBIDO from Schering AG, in July,” said Dr. Cooper. “NEBIDO, a long-acting injectable testosterone preparation for the treatment of male hypogonadism, is the first therapy of its kind requiring dosing only once every three months. The product fits perfectly within our late-stage pipeline and within our focus area – urology, gynecology and men’s health. The addition of NEBIDO allows us to leverage our capabilities and resources and address a market of meaningful size with an innovative and differentiating product.”

“NEBIDO has been studied in multiple clinical trials including studies where patients have been treated for over one year’s duration,” said Dr. Cooper. “These trials have formed the basis of approval in over 40 countries in Europe and around the world. Following a pre-IND meeting with the FDA, the Company will conduct a single pharmacokinetic study following 100 hypogonadal men for approximately six months to supplement the existing clinical database. The protocol for this trial will be submitted under a Special Protocol Assessment in order to ensure that the trial satisfies FDA requirements.”

“After meeting with the FDA we have received clear guidance regarding the agency’s regulatory requirements for NEBIDO. We are confident that with the successful completion of a relatively small, short-term trial we will have an NDA package that will pass regulatory scrutiny,” stated Dr. Cooper. “We anticipate starting this trial in the first quarter of 2006 and filing an NDA in the first quarter of 2007.”

Additionally, the Company announced today that it has reached a definitive agreement to acquire Delatestryl (testosterone enanthate) from Savient Pharmaceuticals, Inc. Delatestryl is a marketed injectable testosterone preparation for the treatment of male hypogonadism.

“Delatestryl is a well established testosterone replacement therapy and fits nicely into the Indevus portfolio of urology, gynecology and men’s health products,” stated Dr. Cooper. “Our sales force is already positioned to effectively promote Delatestryl and with our future product plans surrounding NEBIDO, we can accelerate the building of our market presence in testosterone replacement therapy.”

“We believe Delatestryl provides several immediate benefits to Indevus,” continued Dr. Cooper. “First, we expect to increase the revenue base of the Company by approximately $3.5 million in calendar 2006 without incurring development costs or significant promotional expenses. Second, by having an additional marketed product, we can increase the utilization of our sales force. Finally, we anticipate filing our NDA for NEBIDO in the first quarter of 2007 and having Delatestryl on the market provides us with a unique opportunity to gain valuable market exposure and experience prior to NEBIDO’s product launch.”

“We are excited by the acquisition of Delatestryl and plan to begin our sales force training and promotional activities over the next several weeks. This transaction marks another important step in Indevus’ growth and further enhances our presence as a leading urology, gynecology and men’s health company,” concluded Dr. Cooper.

Under the terms of the agreement Indevus will pay Savient $5.0 million upon closing of the transaction and will purchase the Delatestryl inventory over the next 24 months. The transaction is expected to close in January 2006, subject to certain closing conditions.

Indevus will pay royalties to Savient for 3 years following the closing of the transaction based upon the net sales of Delatestryl. The royalty rate will be 5% on the first $5 million of cumulative net sales, increasing to 10% on cumulative net sales between $5 million and $10 million, and will rise to 25% on cumulative net sales above $10 million.

Additional 2005 Highlights

•	In February, the Company announced the initiation of a 3,200 women, multi-national clinical trial sponsored by the NIH designed to examine the safety and effectiveness of two candidate topical microbicides, including PRO 2000, the Company’s topical microbicide to prevent the sexual transmission of HIV and certain other sexually transmitted diseases.

•	In March, the Company announced that IP 751 has been shown to significantly reduce the bladder overactivity in an animal model of interstitial cystitis. The Company believes the product has the potential to treat the larger indications of pain and inflammation and plans to seek a large pharmaceutical partner to bring IP 751 into the clinic for the larger indications.

•	In May, the Company announced a change in its marketing partner for SANCTURA. The Company entered into an amended agreement with Odyssey Pharmaceuticals whereby the marketing rights were transferred to Esprit Pharma Holding Company, Inc. Indevus’ sales force subsidy was increased in duration and amount, its effective royalty rates were increased, and the Company now receives guaranteed minimum royalties for a period of three years.

•	In July, the Company announced the initiation of a Phase II clinical trial with pagoclone, a product under development to treat stuttering. The Company is currently on track to have results from this trial by mid-year 2006.

•	In September the Company announced the initiation of the Phase III clinical program for SANCTURA XR™, the once-daily formulation of SANCTURA, under development to treat overactive bladder. The Company continues to be on track to file the NDA in the second half of calendar 2006.

•	In October, the Company announced the initiation of a second large, multi-national clinical trial involving 10,000 women, which is sponsored by the MRC and designed to examine the safety and effectiveness of PRO 2000. PRO 2000 is the only candidate being tested in this trial.

•	The Company is continuing to make progress on developing a new formulation for aminocandin, a product for the treatment of serious fungal infections and expects to resume its Phase I multi-dose trial in 2006.

Financial Results

Total consolidated revenues during fiscal 2005 were $33.3 million, an increase of 78% from fiscal 2004 revenues of $18.7 million. Fiscal 2005 revenue consisted primarily of $5.8 million of revenues received in connection from product sales of SANCTURA to the Company’s partner, $13.9 million from the amortization of upfront and milestone revenue for SANCTURA received from the Company’s partner, $6.7 million of SANCTURA royalties, and $6.7 million in sales force subsidy.

Cost of product revenue increased 8% to $8.6 million in fiscal 2005 from $8.0 million in fiscal 2004. Fiscal 2005 cost of product revenue relates primarily to sales of SANCTURA, sold to the Company’s partner at cost. Also included are royalties owed to the Massachusetts Institute of Technology related to payments received by the Company from Lilly in connection with Sarafem.

Fiscal 2005 research and development expenses were $30.6 million, an increase of 31% compared to $23.3 million in fiscal 2004. Research and development expenses consisted primarily of costs related to the development of the Company’s product and product candidates and the $7.5 million up front payment made to Schering AG, Germany for the in-licensing of NEBIDO.

Marketing, general and administrative expenses for fiscal 2005 declined 19% to $42.0 million compared to $51.9 million for fiscal 2004. The decrease is primarily due to the fact that in November 2004 the Company transferred to PLIVA approximately 200 sales representatives who were promoting SANCTURA to primary care physicians and certain other specialists.

Interest expense for fiscal 2005 included $5.2 million in connection with the Company’s July 2003 issuance of Convertible Notes.

Conference call and webcast

The Company will hold a conference call and webcast to discuss these results at 9:00 AM eastern time on December 13, 2005. The live call may be accessed by dialing 800-659-2056 from the U.S. and Canada, and 617-614-2714 from international locations. The participant passcode is 25022541. A replay of the call will be available beginning at 11:00 AM on December 13, 2005 and lasting until 12:00 AM on December 23, 2005. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 90496997.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of product candidates primarily focused in the areas of urology, gynecology and men’s health. The Company currently markets SANCTURA® for overactive bladder and has multiple compounds in clinical development, including SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for stuttering, and aminocandin for systemic fungal infections.

About SANCTURA

SANCTURA is indicated for the treatment of overactive bladder with symptoms of urge urinary incontinence, urgency and urinary frequency. The most commonly reported side effects in Phase III U.S. clinical trials were dry mouth (20.1 percent for SANCTURA vs. 5.8 percent for placebo) and constipation (9.6 percent for SANCTURA vs. 4.6 percent for placebo). Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA and SANCTURA XR; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

###

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and twelve months ended September 30, 2005 and 2004

(Amounts in thousands except per share data)

	For the three months ended September 30,		For the twelve months ended September 30,
	2005	2004	2005	2004
Total revenues	$10,103	$12,461	$33,336	$18,726

Costs and expenses:
Cost of product revenues	864	7,491	8,593	7,950
Research and development	13,149	4,665	30,597	23,303
Marketing, general and administrative	7,270	27,546	41,983	51,916

Total costs and expenses	21,283	39,702	81,173	83,169

Loss from operations	(11,180)	(27,241)	(47,837)	(64,443)

Investment income	932	678	3,142	1,396
Interest expense	(1,292)	(1,292)	(5,170)	(5,170)
Other	1	—	(182)	5

Loss before income taxes	(11,539)	(27,855)	(50,047)	(68,212)
Provision for income taxes	(1,021)	—	(3,171)	—

Net loss	$(12,560)	$(27,855)	$(53,218)	$(68,212)

Net loss per common share:
Basic and diluted	$(0.27)	$(0.58)	$(1.13)	$(1.43)

Weighted average common shares:
Basic and diluted	47,017	47,826	46,977	47,542

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30, 2005	September 30, 2004
Cash, cash equivalents and marketable securities	$101,217	$157,008
Other assets	11,314	16,830

Total assets	$112,531	$173,838

Convertible notes	72,000	72,000
Deferred revenue	142,308	143,750
Other liabilities	13,365	21,126

Capital	306,979	305,865
Accumulated deficit	(422,121)	(368,903)

Total stockholders’ deficit	(115,142)	(63,038)

Total liabilities and stockholders’ deficit	$112,531	$173,838